Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Third Quarter Results

Overland Park, KS, Oct. 26, 2010 – Waddell & Reed Financial, Inc. (NYSE: WDR) today reported third quarter net income of $40.5 million, or $0.47 per diluted share, compared to net income of $34.2 million, or $0.40 per diluted share, in the second quarter of 2010 and net income of $33.4 million, or $0.39 per diluted share, during the third quarter of 2009.

Sales during the quarter totaled $4.7 billion, compared to sales of $5.3 billion during the second quarter and sales of $5.1 billion during the third quarter of 2009.  Net inflows were $658 million, compared to inflows of $731 million during the previous quarter and inflows of $2.4 billion during the same period last year.

On October 14, 2010, the Board of Directors of Waddell & Reed Financial, Inc. approved an increase in the quarterly dividend on its Class A common stock to $0.20 per share.  This represents an increase of 5.3% over the previous dividend per share rate. The dividend is payable on February 1, 2011 to stockholders of record as of January 3, 2011.  “The increase in dividend reflects our commitment to using free cash flow in a manner consistent with enhancing stockholder value,” said Henry J. Herrmann, chairman and chief executive officer of Waddell & Reed Financial, Inc.

Business Discussion

Management commentary

“Our comprehensive product line, coupled with solid long-term investment performance, provided our advisors and distribution partners with a number of attractive alternatives to satisfy clients’ investment goals,” said Herrmann.  “Despite poor investor sentiment toward equities, Waddell & Reed continued to gain market share; inflows during the quarter represent annualized organic growth of 3.9% compared to an estimated 2.6% for the industry.”

Advisors channel

Quarterly sales in our Advisors channel declined 12% sequentially to $839 million and improved 4% compared to the same period last year. Net outflows of $137 million during the quarter compare to inflows of $100 million during the previous quarter and inflows of $138 million during the third quarter of 2009.  Flows turned negative sequentially principally as a result of a $110 million internal exchange between distribution channels.

Wholesale channel

Quarterly sales from our wholesale efforts were $2.9 billion, a 17% decline compared to the previous quarter and 28% lower than the third quarter of 2009; however, net inflows of $453 million during the quarter marked an improvement to the second quarter’s $388 million.  Net inflows remain below the $2.6 billion experienced during the same period in 2009.  Sales strengthened throughout the quarter but remain below trends experienced during the first quarter of this year.

Sales diversification remains an area of interest for our shareholders and a core goal for our company.  During the quarter, the Ivy Asset Strategy fund accounted for 60% of sales; down from 70% earlier this year as investors’ support for numerous other Ivy funds continues to expand.  Demand for fixed income products has seen the most rapid growth and accounted for 17% of sales during the quarter compared to 7.5% earlier this year.

Institutional channel

Sales reached $905 million during the quarter and continue to show improvement.  Sales from our subadvisory efforts were responsible for 85% of total sales during the quarter and now account for nearly 60% of assets under management in this channel.

Net flows remain positive at $342 million compared to inflows of $243 million during the second quarter and outflows of $301 million during the same period last year.  The current quarter inflows benefited from a $110 million internal exchange between distribution channels.  Sales of traditional defined benefit products remain modest, but search activity is encouraging.

Management Fee Revenue Analysis

We earn management fee revenues by providing investment management services to our retail funds and institutional clients.  These revenues are based on assets under management and influenced by asset composition, sales, redemptions and financial market conditions.

Average assets under management of $72.1 billion declined less than 1% during the quarter and increased 20% compared to the same quarter in 2009.  The effective fee rate during the quarter was 61.1 basis points, compared to 62.5 basis points and 62.8 basis points in the second quarter of 2010 and third quarter of 2009, respectively. Higher fee waivers recorded during the current quarter, principally on money market funds, are the primary reason for the decline in effective fee rate.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

Compared to the previous quarter, revenues were down less than 1% as lower front-load sales commissions were offset by higher asset allocation product fees and insurance commissions. Direct expenses were largely unchanged.  Indirect expenses fell because of lower recruiting and payroll tax costs.

Compared to the third quarter of 2009, revenues rose due to higher asset levels, which led to higher asset allocation product fees, higher Rule 12b-1 fees, and higher commission revenues from variable annuity sales.  These were partly offset by lower front-load sales commissions.  Direct expenses rose in close correlation to revenues; indirect expenses were largely unchanged.

Wholesale channel

Sequentially, revenues were essentially unchanged, while direct expenses fell on lower wholesaler commission costs.  Indirect expenses rose on higher compensation costs related to a small staff restructuring, and to a lesser degree, travel and marketing costs.

Compared to the same period in 2009, revenues increased on higher asset-based Rule 12b-1 service and distribution fees.  Direct expenses moved in concert with higher asset levels, but were partly offset by lower wholesaler commission costs.  Indirect costs rose with higher compensation as well as higher advertising costs.

Compensation and Related Expense Analysis

Compensation and related costs increased compared to both the previous quarter and the comparable quarter in 2009.  The sequential increase is due in part to gains in our deferred compensation and higher incentive and equity compensation costs.

Compared to the third quarter of 2009, the increase is due to higher base, incentive and equity compensation costs.

Investment and Other Income

The increase in investment and other income compared to the second quarter of 2010 and the third quarter of 2009 is primarily the result of meaningful investment gains in our mutual fund trading portfolios during the current quarter compared to a trading loss during the second quarter and more moderate investment gains during the same period last year.  Partly offsetting these gains was a write-down of an investment in a limited partnership during the current quarter.

Tax Rate

Our effective tax rate during the quarter was 33.1% compared to 40.7% during the second quarter and 30.4% during the third quarter of 2009.  The fluctuation in market value of our investment portfolio affects our valuation allowance related to the capital losses generated from the sale of Austin, Calvert & Flavin, Inc. in 2009, which in turn affects our effective tax rate.  Unrealized gains in the current quarter caused our effective tax rate to decrease, while unrealized losses in the second quarter caused it to increase.   The lower effective tax rate in the third quarter of 2009 was primarily a result of recognizing a portion of the tax benefits for the carryback of the capital losses to prior years.  The valuation allowance at the end of September was $4.8 million.

The effective tax rate for future periods, exclusive of any increases or reductions to the valuation allowance, is anticipated to be between 36.8% and 37.8%.

Balance Sheet Information

As of September 30, 2010, cash and cash equivalents and investment securities were $342 million (excluding $57 million held for the benefit of customers segregated in compliance with federal and other regulations).  Short-term debt was $190 million, reflecting the current maturity of our January 2011 senior notes.

Stockholders’ equity was $416 million and there were 85.4 million shares outstanding.  During the quarter, we repurchased 37 thousand shares on the open market or privately for a total of 1.9 million shares at an aggregate cost of $61.4 million thus far in 2010.

On August 31, 2010, we entered into an agreement to complete a $190 million private placement of senior notes.  The proceeds of this debt issuance will be used to refinance the existing senior notes expiring in January 2011.  A delayed funding provision will allow us to draw down the proceeds in January 2011 when the existing senior notes mature. We also entered into a three year revolving credit facility, which initially provides for borrowing of up to $125 million and replaced our previous credit facility.  Lenders could, at their option and our request, expand the facility to $200 million.

Unaudited Schedule of Operating Data

(Amounts in thousands, except for per share data)

	2009				2010
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$70,981	$82,566	$94,687	$106,359	$109,663	$113,052	$111,159
Underwriting and distribution fees	80,715	91,105	96,559	110,299	113,136	114,545	114,071
Shareholder service fees	24,976	25,957	26,730	28,155	28,815	29,622	29,577
Total operating revenues	176,672	199,628	217,976	244,813	251,614	257,219	254,807
Operating Expenses:
Underwriting and distribution	98,718	110,781	115,119	125,307	133,866	133,506	132,857
Compensation and related costs	25,699	27,399	29,275	42,090	32,925	34,355	36,164
General and administrative	13,413	14,503	15,106	15,012	15,686	16,709	16,022
Subadvisory fees	4,703	5,485	6,129	6,885	7,072	6,888	6,481
Depreciation	3,312	3,444	3,503	3,394	3,445	3,486	3,526
Total operating expenses	145,845	161,612	169,132	192,688	192,994	194,944	195,050
Operating Income:	30,827	38,016	48,844	52,125	58,620	62,275	59,757
Investment and other income/(loss)	(3,092)	2,161	2,316	3,654	891	(1,585)	3,933
Interest expense	(3,149)	(3,150)	(3,153)	(3,243)	(3,558)	(3,111)	(3,128)
Income before taxes	24,586	37,027	48,007	52,536	55,953	57,579	60,562
Provision for taxes	9,120	13,653	14,594	19,284	20,044	23,427	20,029
Net Income	$15,466	$23,374	$33,413	$33,252	$35,909	$34,152	$40,533
Net income per share	0.18	0.27	0.39	0.39	0.42	0.40	0.47
Weighted average shares outstanding - diluted	84,910	86,001	85,774	85,482	85,675	86,025	85,448
Operating margin	17.4%	19.0%	22.4%	21.3%	23.3%	24.2%	23.5%

Underwriting and Distribution

(Amounts in thousands)

	2009				2010
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Revenues	$47,413	$52,262	$53,125	$60,458	$60,537	$61,443	$60,862
Expenses
Direct	33,309	36,281	36,367	41,512	42,540	43,151	43,472
Indirect	21,719	20,938	21,336	19,924	22,845	21,746	21,142
Total expenses	$55,028	$57,219	$57,703	$61,436	$65,385	$64,897	$64,614
Margin	-16.1%	-9.5%	-8.6%	-1.6%	-8.0%	-5.6%	-6.2%
Wholesale Channel (Third-Party)
Revenues	$23,075	$27,222	$30,989	$36,166	$38,069	$38,791	$38,672
Expenses
Direct	28,012	35,915	39,327	44,389	48,344	48,136	47,049
Indirect	6,382	7,214	7,132	7,036	8,160	7,967	8,515
Total expenses	$34,394	$43,129	$46,459	$51,425	$56,504	$56,103	$55,564
Wholesale Channel (Legend)
Revenues	$10,227	$11,621	$12,445	$13,675	$14,530	$14,311	$14,537
Expenses
Direct	6,466	7,547	7,949	8,762	8,797	9,499	9,302
Indirect	2,830	2,886	3,008	3,684	3,180	3,007	3,377
Total expenses	$9,296	$10,433	$10,957	$12,446	$11,977	$12,506	$12,679
Consolidated Total
Revenues	$80,715	$91,105	$96,559	$110,299	$113,136	$114,545	$114,071
Expenses
Direct	67,787	79,743	83,643	94,663	99,681	100,786	99,823
Indirect	30,931	31,038	31,476	30,644	34,185	32,720	33,034
Total expenses	$98,718	$110,781	$115,119	$125,307	$133,866	$133,506	$132,857
Margin	-22.3%	-21.6%	-19.2%	-13.6%	-18.3%	-16.6%	-16.5%

Changes in Assets Under Management

(Amounts in millions)

	2009				2010
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$23,472	$22,643	$25,205	$28,351	$29,474	$30,501	$28,215
Sales (net of commissions)	695	783	804	920	886	954	839
Redemptions	(823)	(724)	(719)	(786)	(762)	(902)	(919)
Net sales	(128)	59	85	134	124	52	(80)
Net exchanges	(27)	(26)	(25)	(119)	(35)	(55)	(138)
Reinvested dividends & capital gains	73	107	78	71	57	103	81
Net flows	(82)	140	138	86	146	100	(137)
Market action	(747)	2,422	3,008	1,037	881	(2,386)	2,705
Ending assets	$22,643	$25,205	$28,351	$29,474	$30,501	$28,215	$30,783

Wholesale Channel
Beginning assets	$17,489	$18,635	$23,213	$28,975	$32,818	$35,604	$32,523
Sales (net of commissions)	2,389	4,104	4,064	4,188	4,430	3,530	2,933
Redemptions	(1,467)	(1,249)	(1,524)	(1,711)	(2,106)	(3,303)	(2,566)
Net sales	922	2,855	2,540	2,477	2,324	227	367
Net exchanges	26	(1)	24	101	34	54	27
Reinvested dividends & capital gains	6	78	29	11	(6)	107	59
Net flows	954	2,932	2,593	2,589	2,352	388	453
Market action	192	1,646	3,169	1,254	434	(3,469)	3,504
Ending assets	$18,635	$23,213	$28,975	$32,818	$35,604	$32,523	$36,480

Institutional Channel
Beginning assets	$6,523	$6,298	$7,193	$7,163	$7,491	$8,127	$7,541
Disposition of assets	0	0	(488)	0	0	0	0
Sales (net of commissions)	395	526	277	505	819	768	905
Redemptions	(301)	(488)	(608)	(545)	(517)	(551)	(704)
Net sales	94	38	(331)	(40)	302	217	201
Net exchanges	0	26	0	15	0	0	115
Reinvested dividends & capital gains	24	28	30	31	23	26	26
Net flows	118	92	(301)	6	325	243	342
Market action	(343)	803	759	322	311	(829)	821
Ending assets	$6,298	$7,193	$7,163	$7,491	$8,127	$7,541	$8,704

Consolidated Total
Beginning assets	$47,484	$47,576	$55,611	$64,489	$69,783	$74,232	$68,279
Disposition of assets	0	0	(488)	0	0	0	0
Sales (net of commissions)	3,479	5,413	5,145	5,613	6,135	5,252	4,677
Redemptions	(2,591)	(2,461)	(2,851)	(3,042)	(3,385)	(4,756)	(4,189)
Net sales	888	2,952	2,294	2,571	2,750	496	488
Net exchanges	(1)	(1)	(1)	(3)	(1)	(1)	4
Reinvested dividends & capital gains	103	213	137	113	74	236	166
Net flows	990	3,164	2,430	2,681	2,823	731	658
Market action	(898)	4,871	6,936	2,613	1,626	(6,684)	7,030
Ending assets	$47,576	$55,611	$64,489	$69,783	$74,232	$68,279	$75,967

Supplemental Information

	2009				2010
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	10.5%	8.2%	7.6%	7.8%	8.2%	9.5%	10.0%
Wholesale	33.3%	22.4%	22.5%	21.2%	24.6%	37.7%	29.2%
Institutional	19.6%	28.2%	34.4%	30.1%	27.4%	28.0%	34.4%
Total	20.6%	16.8%	17.4%	16.5%	18.2%	25.2%	22.1%

Average GDC per advisor (000s)	21.0	23.1	22.8	25.8	27.1	28.5	29.1

Number of advisors	2,277	2,328	2,404	2,393	2,057	2,013	1,950

Number of shareholder accounts (000s)	3,666	3,683	3,805	3,855	3,962	3,973	4,015

Number of shareholders (000s)	869	850	875	905	930	901	912

Fund Rankings

	1 Year	3 Years	5 Years
Lipper
Equity funds
Top quartile	20%	51%	54%
Top half	49%	71%	74%

Equity assets
Top quartile	13%	69%	76%
Top half	20%	79%	83%

Fixed income funds
Top quartile	39%	50%	31%
Top half	61%	63%	69%

Fixed income assets
Top quartile	27%	45%	30%
Top half	45%	69%	76%

All funds
Top quartile	25%	51%	48%
Top half	52%	69%	73%

All assets
Top quartile	16%	65%	68%
Top half	24%	77%	82%

MorningStar
% of funds with 4 or 5 stars
Equity funds	56%	45%	58%
All funds	52%	43%	53%

% of assets with 4 or 5 stars
Equity funds	74%	23%	74%
All funds	70%	25%	70%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, October 26th at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, AVP, Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009, which include, without limitation:

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          A decrease in, or the elimination of, any future quarterly dividend paid to stockholders; and

•                                          Our inability to hire and retain senior executive management and other key personnel.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2009 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2010.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise